EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Alon USA Energy, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-195778) on Form S-3 and the registration statements (Nos. 333-167052 and 333-134495) on Form S-8 of Delek US Holdings, Inc. of our report dated March 13, 2015, with respect to the consolidated balance sheets of Alon USA Energy, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2014, which report appears in this Current Report on Form 8-K/A of Delek US Holdings, Inc.

/s/ KPMG LLP
Dallas, Texas
July 17, 2015